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                                                                Exhibit 5.1

                      [ROBERT W.H. WANG & CO. LETTERHEAD]


January 31, 1997

Zindart Limited
Flat C & D, 25/F Block 1
Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, New Territories
Hong Kong

Ladies and Gentlemen:


We have acted as Hong Kong counsel for Zindart Limited, a limited liability company incorporated under the Companies Ordinance of Hong Kong (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form F-1 (Registration Number 333-17973) (the "Registration Statement") relating to the offering, as set forth in the Registration Statement and the form of prospectus contained therein (the "Prospectus"), of up to 1,610,000 American Depositary Shares (the "ADSs") of the Company each representing One Ordinary Share, par value US $0.065 per share (the "Shares"), issued pursuant to the Deposit Agreement to be entered into between the Company, Bank of New York as Depositary, and the holders from time to time of ADSs issued thereunder.

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In particular, we have examined a copy of a directors' resolution dated 31st January 1997, a copy of which is attached ("Resolution").

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

1. the Shares comprise authorized share capital of the Company, which the directors have authority to issue subject to the terms of the Resolution authorized. When the Shares have been issued by the Company pursuant thereto and duly delivered to and paid for by the purchasers thereof, the Shares will be legally issued, fully paid and nonassessable; and

2. the statements under the headings "Risk Factors -- Taxation," "Taxation -- Hong Kong Taxation," "Description of Shares," and "Certain Foreign Issuer Considerations" are accurate, complete and fair.

The foregoing opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

This opinion is confined to and given on the basis of the laws of Hong Kong in force at and as interpreted at the date of this opinion, and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Hong Kong.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the opinion expressed under the headings "Enforceability of Civil Liabilities," "Taxation," "Legal Matters" and elsewhere as it appears in the Prospectus, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement.

Yours sincerely,

/s/ Robert Wang Co.

Robert W.H. Wang & Co.